EX-99.(k)(1)

GOLDMAN SACHS BDC, INC.

TRANSFER AGENCY AGREEMENT

THIS AGREEMENT made as of the 1st day of April, 2013 is by and between Goldman Sachs BDC, Inc. (the “Company”), a Delaware corporation, and Goldman, Sachs & Co. (“Goldman Sachs”), a New York limited partnership.

WITNESSETH:

WHEREAS, the Company has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company is empowered to issue shares of common stock, par value $0.001 per share (“Common Stock”), and preferred stock, par value $0.01 per share (“Preferred Stock” and, together with the Common Stock, “Shares”);

WHEREAS, the Company desires to appoint Goldman Sachs as Transfer Agent and Dividend Disbursing Agent and to perform the services contemplated hereby with respect to the Company; and

WHEREAS, Goldman Sachs is a registered transfer agent and is authorized to enter into this agreement and desires to accept appointment as Transfer Agent and Dividend Disbursing Agent.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT

1.01.

Subject to the terms set forth in this Agreement, the Company hereby appoints Goldman Sachs as Transfer Agent and Dividend Disbursing Agent and to perform the services contemplated hereby with respect to the Company.

1.02.	Goldman Sachs hereby accepts such appointment and agrees that it will act as Transfer Agent and Dividend Disbursing Agent and perform the services described herein with respect to the Company.

1.03.

Goldman Sachs agrees to provide the necessary facilities, equipment and executive, administrative and clerical personnel to perform its duties and obligations hereunder in accordance with the terms hereof.

1.04.

Goldman Sachs may engage third parties to act as agents for the purpose of providing some or all of the Transfer Agency services described below all as shall be set forth in a written contract between Goldman Sachs and the agent; provided, however, that the appointment of any agent shall not relieve Goldman Sachs of its responsibilities or liabilities hereunder.

2.	TRANSFER AGENT

2.01.

Goldman Sachs shall, subject to any instructions (as contemplated by Section 5 hereof), record the issuance, transfer, and repurchases of Shares in accordance with the following provisions of this Section 2.

2.02.

After being notified by the Company’s custodian (the “Custodian”) that the purchase price in respect of orders to purchase Common Stock has been received, Goldman Sachs shall compute in accordance with the Company’s Prospectus (the term “Prospectus,” as used herein, shall be deemed to mean the Company’s then current Confidential Offering Memorandum or prospectus, as applicable, all applicable supplements thereto, the statement of additional information, if applicable, and all applicable supplements thereto, unless the context otherwise requires) the number of shares of Common Stock to be purchased at the net asset value of such Common Stock applicable to such order and shall (i) credit the account of the purchaser with the number of shares of Common Stock so purchased as of the time contemplated by the Prospectus and (ii) upon the settlement date, mail to the purchaser a confirmation of such purchase and notice of such credit.

2.03.

Upon receipt of requests for transfer in proper form and in accordance with all applicable instructions of the Company (as contemplated by Section 5 hereof), Goldman Sachs shall make appropriate entries to reflect the transfer of Shares on the records of the Company maintained by it.

2.04.

Goldman Sachs shall make an adequate and accurate record of the date and time of receipt of all repurchase requests transmitted or delivered to it, and shall process such requests in accordance with the following provisions. If such repurchase requests comply with the standards for repurchase approved by the Company (as evidenced by the Prospectus, a repurchase offer and/or instructions), Goldman Sachs shall compute in accordance with the Prospectus, the repurchase offer and/or instructions the amount of repurchase payment due to each record holder of shares of Common Stock (“Common Shareholder”) tendering shares of Common Stock under such standards. If any such request for repurchase does not comply with the standards for repurchases approved by the Company, Goldman Sachs shall take such actions as it reasonably deems appropriate under the circumstances and as recommended by the Company’s instructions. At such times as may be agreed upon by Goldman Sachs and the Custodian so as to provide for the timely payment of repurchases in accordance with the Prospectus, repurchase offer and/or instructions, Goldman Sachs shall advise the Custodian of aggregate repurchase requests for which the Custodian is authorized to effect payment and shall advise the Custodian of the amount required to pay any portion of such repurchases which is payable by wire and the amount required to pay any portion of such repurchases which is payable by check. Goldman Sachs shall, as applicable, instruct the Custodian to wire transfer such repurchases to the

Company’s checking account established and maintained at the Custodian or at such other custodians as may be determined by the Company from time to time in accordance with Section 17(f) of the 1940 Act. At such times as may be agreed upon by Goldman Sachs and Custodian so as to provide for the timely payment of repurchases in accordance with the provisions of the Prospectus, applicable repurchase offer and/or instructions, Goldman Sachs shall give wiring instructions to the Custodian so as to effect payment for repurchases to Common Shareholders. In accordance with provisions of the resolutions of the Company’s Board of Directors and the Prospectus, repurchase offer or instructions, as applicable, and with the terms of this Agreement, Goldman Sachs shall prepare and mail checks for repurchases to Common Shareholders who requested that repurchase proceeds be remitted by check. Goldman Sachs shall (i) deduct from the account of the tendering Common Shareholder the number of shares of Common Stock repurchased by the Company as of the time contemplated by the Prospectus, repurchase offer or instructions and (ii) mail to the tendering Common Shareholder a confirmation of the repurchase.

2.05.

In addition to mailing the confirmation and notice to purchasers as provided in paragraph 2.02 and the confirmation of tendering Common Shareholders as provided in paragraph 2.04, Goldman Sachs will also provide statements to Shareholders as described in the Prospectus.

3.	DIVIDENDS AND DISTRIBUTIONS

3.01.

With respect to those dividends and distributions to Common Shareholders which the Company has determined to satisfy in additional shares of Common Stock, Goldman Sachs shall credit the account of such Common Shareholders with the requisite number of additional shares of Common Stock relative to each such dividend or distribution. At such times as may be agreed upon by Goldman Sachs and the Custodian so as to provide for the timely payment of dividends or distributions to Common Shareholders in accordance with the provisions of the Prospectus, Goldman Sachs shall advise the Custodian orally of and confirm to it in writing, the aggregate amount of dividends or distributions which is payable to Common Shareholders and shall advise the Custodian orally of and confirm to it in writing, the amount required to pay any portion of any such dividend or distribution which is payable by wire and the amount required to pay any portion of any such dividend or distribution which is payable by check. Goldman Sachs shall as applicable instruct the Custodian to wire transfer dividends or distributions to the Company’s checking account established and maintained at the Custodian or at another custodian selected by the Company from time to time in accordance with Section 17(f) of the 1940 Act. At such times as may be agreed by Goldman Sachs and the Custodian so as to provide for the timely payment of dividends and distributions in accordance with the provisions of the Prospectus, Goldman Sachs shall give wiring instructions to the Custodian so as to effect payment for dividends and distributions to Common Shareholders who requested such payment by wire or by check. In accordance with the provisions of the resolutions of the Company’s Board of Directors and the Prospectus and with the terms of this Agreement, Goldman Sachs shall prepare and mail checks for dividends or distributions to Common Shareholders who requested payment thereof by check.

3.02.

With respect to those record holders of shares of Preferred Stock (“Preferred Shareholders”), at such times as may be agreed upon by Goldman Sachs and the Custodian so as to provide for the timely payment of dividends or distributions to Preferred Shareholders in accordance with the provisions of the Prospectus, the Certificate of Incorporation of the Company, including any Certificate of Designation of Preferred Stock, or any instructions, Goldman Sachs shall advise the Custodian orally of and confirm to it in writing, the aggregate amount of dividends or distributions which is payable to Preferred Shareholders and shall advise the Custodian orally of and confirm to it in writing, the amount required to pay any portion of any such dividend or distribution which is payable by wire and the amount required to pay any portion of any such dividend or distribution which is payable by check. Goldman Sachs shall as applicable instruct the Custodian to wire transfer dividends or distributions to the Company’s checking account established and maintained at the Custodian or at another custodian selected by the Company from time to time in accordance with Section 17(f) of the 1940 Act. At such times as may be agreed by Goldman Sachs and the Custodian so as to provide for the timely payment of dividends and distributions in accordance with the provisions of the Prospectus, the Certificate of Incorporation of the Company, including any Certificate of Designation of Preferred Stock, or any instructions, Goldman Sachs shall give wiring instructions to the Custodian so as to effect payment for dividends and distributions to Preferred Shareholders who requested such payment by wire or by check. In accordance with the provisions of the resolutions of the Company’s Board of Directors and the Prospectus, the Certificate of Incorporation of the Company, including any Certificate of Designation of Preferred Stock, or any instructions, and with the terms of this Agreement, Goldman Sachs shall prepare and mail checks for dividends or distributions to Preferred Shareholders who requested payment thereof by check.

4.	ADDITIONAL DUTIES

4.01.

Goldman Sachs shall establish and maintain a separate account with respect to each holder of Shares (“Shareholder”). Goldman Sachs shall maintain records showing for each Shareholder’s account the following: (a) name, address, tax identification number and number of Shares held; (b) historical information regarding the account, including dividends and distribution paid and date and price for all transactions; (c) any stop or restraining order placed against the account; (d) information with respect to withholdings; (e) any dividend or distribution reinvestment order, dividend or distribution address and correspondence relating to the current maintenance of the account; and (f) any information required in order for Goldman Sachs to perform the calculations and make the determinations contemplated or required by this Agreement.

4.02.	Goldman Sachs shall report abandoned property to state authorities as authorized by the Company in accordance with the policies and procedures agreed upon by the Company and Goldman Sachs.

4.03.	Goldman Sachs will provide the Company with periodic reports on investor trading activity in the Company based on parameters provided to Goldman Sachs by the Company, as amended from time to time.

4.04.

The Company may elect to delegate to Goldman Sachs certain anti-money laundering (“AML”) duties pursuant to the AML Program of the Company with respect to the ownership of, and transaction in, Shares of the Company for which Goldman Sachs maintains the applicable Shareholder information.

4.05.

Goldman Sachs shall maintain all records relating to its activities and obligations under this Agreement in such manner as will enable the Company and Goldman Sachs to meet their respective obligations under: (i) the Prospectus; (ii) the required recordkeeping and reporting provisions of the 1934 Act, particularly Section 17A thereof, and of the 1940 Act, particularly Section 64 thereof, and state securities or Blue Sky laws, and the rules and regulations thereunder; and (iii) applicable federal and state tax laws and regulations thereunder.

4.06.

All records maintained by Goldman Sachs in connection with the performance of its duties under this Agreement will remain the property of the Company, shall be returned to the Company promptly upon request and, in the event of termination of this Agreement, will be promptly returned to or delivered as directed by the Company. Such records may be inspected by the Company at reasonable times. In the event such records are returned to or delivered as directed by the Company, Goldman Sachs may at its option retain copies of such records.

4.07.

Goldman Sachs shall furnish to the Company: (a) information as to the Shares distributed or to be distributed in each state for “Blue Sky” purposes at such times and in such degree of detail as is necessary for the Company to verify the satisfaction of, or to satisfy its obligations to register or complete a notice filing with respect to such Shares under, applicable “Blue Sky” laws, and (b) copies of Shareholder lists and such other information and statistical data as may reasonably be requested in instructions.

4.08.	Goldman Sachs shall file with the Internal Revenue Service and with the appropriate state agencies, and, if required, mail to Shareholders such returns for reporting:

(i)	return of capital, dividends and distributions paid, credited or withheld as are required by the Prospectus or applicable law or regulation to be so filed and mailed and

(ii)	expenses incurred by the Company as are required by applicable federal law.

4.09.

Goldman Sachs will provide each Shareholder with a printed confirmation for each transaction or an individual statement as may be described in the Prospectus. Upon request from a Shareholder, Goldman Sachs shall prepare and mail a statement showing all activity in such Shareholder’s account.

4.10.

Goldman Sachs shall mail such notices of meetings and other material supplied to it by the Company in connection with Shareholder meetings of the Company and shall receive, examine and tabulate returned proxies and certify the vote to the Company, all as and to the extent requested by the Company.

4.11.	Goldman Sachs shall mail prospectuses, notifications of repurchase offers, financial reports and, upon request, statements of additional information to current Shareholders.

4.12.

Goldman Sachs shall cooperate with the Company and the Company’s independent public accountants in connection with: (a) the preparation of reports to Shareholders, to the Securities and Exchange Commission (including all required periodic and other reports), to state securities commissioners, and to others, (b) annual and other audits of the books and records of the Company, and (c) other matters of a like nature.

4.13.

Goldman Sachs shall maintain adequate procedures and systems to safeguard from loss or damage attributable to fire, theft, misuse or any other cause the Company’s records and other data and Goldman Sachs’ records, data, equipment, facilities and other property used in the performance of its obligations hereunder.

4.14.

Goldman Sachs shall maintain expedited repurchase and dividend instructions from Shareholders in the form of such records as are necessary to honor telephone, telegraph or other repurchase requests from Shareholders without signature guarantee and to effect the payment of dividends and distributions in accordance with the provisions of the Prospectus. Goldman Sachs shall apply such instructions as necessary to effect dividends, distributions, repurchases and other transactions in accordance with the provisions of the Prospectus. Goldman Sachs shall establish and maintain procedures reasonably designed to ensure the accuracy, safekeeping and proper application of records of expedited repurchases and dividend instructions.

4.15.	Goldman Sachs, in the performance of its duties hereunder:

(a)

shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in the like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; and

(b)

shall act in conformity with the Company’s Certificate of Incorporation dated as of April 1, 2013 (such Certificate of Incorporation, as presently in effect and as amended from time to time, is herein called the “Certificate of Incorporation”), the Company’s Bylaws (such Bylaws, as presently in effect and as amended from time to time, are herein called the “Bylaws”), the Prospectus and any instruction, and will subject to the standard set forth in paragraph 4.15(a) above, comply with and conform to the requirements of the 1940 Act, the 1934 Act, particularly Section 17A thereof, and all other applicable federal and state laws, regulations and rulings; and

(c)

shall not be liable for any damages, including those resulting from its failure to perform its obligations under the terms of this Agreement, provided such damages or failure are due to an act of God, equipment or transmission failure, strike or other cause reasonably beyond its control.

5.	INSTRUCTIONS

5.01.

Goldman Sachs shall be deemed to have received instructions (as that term is used herein) upon receipt of written instructions (including receipt by email, facsimile, telecopier, telegram, cable or Telex), which may be continuing instructions, approved by a majority of the Board of Directors of the Company or by a person that the Directors shall have from time to time authorized to give the particular class of instructions in question. Different persons may be authorized to give instructions for different purposes, and instructions may be general or specific in terms. A certified copy of the Bylaws, resolution or action of the Board of Directors of the Company may be received and accepted by Goldman Sachs as conclusive evidence of the authority of any such persons to act and may be considered to be in full force and effect until receipt by Goldman Sachs of written notice to the contrary.

5.02.

At any time Goldman Sachs may apply to any Director or officer of the Company or any person authorized to give instructions, and may consult with legal counsel to the Company with respect to any matter arising in connection with the services to be performed by Goldman Sachs under this Agreement, and Goldman Sachs and its agents and subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel.

5.03.

The Company shall provide instructions to Goldman Sachs from time to time as to, among other things, (i) the existence or termination of any restrictions on the transfer of any Shares, (ii) any authorized but unissued Shares reserved for specific purposes, (iii) instructions regarding dividends and (iv) the requirement for a stop transfer order to attach to any Shares or for any other notation or transfer restriction to attach to any Shares.

6.	COMPENSATION

6.01.

For the services provided and the expenses assumed by Goldman Sachs pursuant to this Agreement, the Company will pay to Goldman Sachs as full compensation therefor the compensation set forth in the schedule of even date herewith delivered by Goldman Sachs to the Company until a different compensation schedule shall be agreed upon in writing between the parties which schedule shall be preceded by approval of a majority of the Directors, including the Directors who are not interested persons of the Company or Goldman Sachs.

6.02.

Unless otherwise provided in this Agreement, Goldman Sachs shall bear the costs of providing its services under this Agreement. Notwithstanding the foregoing, the Company shall bear the costs of its own operations.

6.03.

The Company shall be directly responsible for the costs associated with the bank accounts maintained to support the settlement of Shareholder activity, including but not limited to purchases, repurchases, dividends and capital gains and will benefit directly from any net earnings credits associated with these bank accounts. The bank accounts will be held in the name of Goldman Sachs or the Company’s registered sub-transfer agent for the benefit of the Company. All charges or earning credits will be allocated to the Company by Goldman Sachs no less frequently than quarterly.

6.04.

The Company and Goldman Sachs recognize that future regulatory obligations of Goldman Sachs in respect of the transfer agency services that it provides to the Company may cause the apportionment of responsibilities and resulting compensation described hereunder to be reevaluated by the parties in good faith.

7.	INDEMNIFICATION

7.01.

The Company hereby agrees to indemnify and hold harmless Goldman Sachs, its officers, partners and employees and each person, if any, who controls Goldman Sachs (collectively, the “Indemnified Parties”) against any and all losses, claims, damages or liabilities, joint or several, to which any such Indemnified Party may become subject under the 1934 Act, the 1940 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon Goldman Sachs’ actions hereunder. The Company will reimburse each Indemnified Party for any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action.

7.02.

It is understood, however, that nothing in this Section 7 shall protect any indemnified Party, or entitle any Indemnified Party to indemnification against any liability to the Company or its Shareholders to which such party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of his duties, or by reason of his reckless disregard of his obligations and duties under this Agreement.

8.	TERM OF AGREEMENT

8.01.

This Agreement shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto, which agreement shall be preceded by approval of the Directors, including the Directors who are not interested persons of the Company or Goldman Sachs, and may be terminated (except as to paragraphs 7.01 and 7.02) by either party by an instrument in writing delivered or mailed, postage prepaid, to the other party, such termination to take effect no sooner than 120 days after the date of such delivery or mailing.

8.02.

Goldman Sachs and the Company may agree from time to time, by written instrument signed by both parties, on such provisions interpretative of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. No interpretative or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

9.	MISCELLANEOUS

9.01.

Without limiting the other provisions hereof, notice and other writings delivered or mailed postage prepaid to the Company in care of Goldman, Sachs & Co., 71 South Wacker, Chicago, Illinois 60606, Attention: Shareholder Services, or to such other address as the Company of Goldman Sachs may hereafter specify by written notice to the most recent address specified by the party to whom such notice is addressed, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

9.02.

This Agreement shall be binding on and shall inure to the benefit of the Company and Goldman Sachs and their respective successors, shall be construed according to the laws of Illinois and may be executed in two or more counterparts, each of which shall be deemed an original. This Agreement may not be assigned by Goldman Sachs nor may Goldman Sachs’ duties hereunder be performed by any other person without the prior written consent of the Company authorized and approved by a resolution of the Board of Directors. The term “assigned” shall be construed consistently with the term “assignment” as defined in Section 2(a)(4) of the 1940 Act and Rule 2a-6 thereunder as if such Rule applied to transfer and dividend disbursing agents. The headings in this Agreement have been inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Any provision in this Agreement requiring compliance with any statute or regulation, shall mean such statute or regulation as amended and in effect from time to time. The Company’s Certificate of Incorporation, as amended, is on file with the Secretary of State of Delaware.

GOLDMAN SACHS BDC, INC.

Attest:	By:

Name: Brendan McGovern	Name: Jonathan Lamm
Title: Authorized Signatory	Title: Authorized Signatory

GOLDMAN, SACHS & CO.

Attest:	By:

Name: Brendan McGovern	Name: Jonathan Lamm
Title: Authorized Signatory	Title: Authorized Signatory

GOLDMAN, SACHS & CO.

Transfer Agency Fee Schedule

and Amendment to Paragraph 6.02

of Transfer Agency Agreement

GOLDMAN SACHS BDC, INC.

For the services provided by Goldman, Sachs & Co. pursuant to the Transfer Agency Agreement with respect to the Goldman Sachs BDC, Inc. (the “Company”) dated April 1, 2013 (the “Agreement”), the Company shall pay to Goldman, Sachs & Co. as full compensation therefor a fee payable monthly at the annual rate of         % of the average daily net asset value of the Company’s Shares. Except as stated in the third paragraph hereof, this fee shall be reduced by the amount of the expenses borne by the Company pursuant to the next paragraph below.

The Agreement is hereby amended to provide that the Company shall bear all expenses properly incurred by the Company and by Goldman, Sachs & Co. in connection with the performance of its duties under the Agreement with respect to the Company, including the expenses referred to in paragraph 6.02 thereof, provided that, except as stated in the next paragraph below, the expenses so borne by the Company may not exceed the monthly fee payable at the annual rate of         % of the average daily net asset value of the Shares as described in the preceding paragraph. Except as stated in the next paragraph, all expenses that exceed such annual fee rate shall be borne by Goldman, Sachs & Co., including the expenses referred to in paragraph 6.02 thereof.

The following expenses borne by the Company shall not reduce the fee payable to Goldman, Sachs & Co. stated in the first paragraph above, and shall not be subject to the limitation on expenses borne by the Company stated in the second paragraph above: (a) all taxes and all interest, litigation, indemnification, shareholder meeting, proxy mailing and other extraordinary expenses incurred by the Company; and (b) all net earnings credits and debits associated with shareholder receipt and disbursement bank accounts established in connection with sub-transfer agency arrangements for the Company.

Except as amended hereby, the Agreement is reconfirmed and its provisions shall remain in full force and effect. This Transfer Agency Fee Schedule and Amendment to Paragraph 6.02 of Transfer Agency Agreement is effective as of April 1, 2013.

Goldman, Sachs & Co.	Goldman Sachs BDC, Inc.

By:	By:
(Authorized Officer)	(Authorized Officer)

17988524.3. BUSINESS